Exhibit 3.6

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:57 PM 11/26/2007

FILED 12:45 pm 11/26/2007

SRV 071251373 - 32509794 FILE

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

TEEKA TAN PRODUCTS, INC.

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of Teeka Tan Products, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

WHEREAS, the name of the Corporation is Teeka Tan Products, Inc.

RESOLVED, that Article I of the Corporation’s Certificate of Amendment, as amended, is hereby deleted in its entirety and substituted with the following:

ARTICLE I

Name of Corporation

The name of this Delaware corporation is Growth Development, Inc.

FURTHER RESOLVED, that at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation’s Board of Directors shall be subject to a one for one hundred (1:100) reverse split with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be the close of business on December 7, 2007; and be it

FURTHER RESOLVED, that this Certificate of Amendment shall not alter, change, amend or otherwise effect the authorized capital of the Corporation as set forth in Article Fourth of its Certificate of Incorporation, as amended.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated November 7, 2007 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated November 26, 2007 of the holders of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of November 26, 2007

TEEKA TAN PRODUCTS, INC.

By:	/s/ Brian John
Brian John, President